Exhibit 10.12

Summary of Compensatory Arrangements with Executive Officers

In December 2004, the compensation committee of the board of directors approved a schedule of the following fiscal year 2005 base salaries for each of our named executive officers:

Name and Principal Position	Base Salary
Michael F. Neidorff Chairman and Chief Executive Officer	$850,000
Joseph P. Drozda, Jr., M.D. Executive Vice President, Operations	$380,000
William N. Scheffel Senior Vice President, Specialty Companies	$285,000
Lisa M. Wilson Senior Vice President, Investor Relations	$400,000
Karey L. Witty Senior Vice President, Chief Financial Officer, Secretary and Treasurer	$300,000

In July 2005, the compensation committee approved an increase in the base salary of Mr. Scheffel to $360,000 and an increase in the base salary of Mr. Witty to $340,000.